Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX ANNOUNCES REDUCTION IN FORCE TO ALIGN RESOURCES
AROUND ONGOING PRODUCT INVESTIGATION

Palo Alto, Calif., March 18, 2013 — Affymax, Inc. (Nasdaq: AFFY) today announced that it will reduce its workforce as part of a plan to focus the company’s resources on the ongoing investigation of reported hypersensitivity reactions in patients receiving OMONTYS® (peginesatide) Injection following the nationwide voluntary recall of product from the market . This action will reduce the company’s workforce by approximately 230 employees (or 75%), which includes its commercial and medical affairs field organizations as well as other officers and employees.

“I would like to sincerely thank all of our departing employees and recognize their important and valued contributions to the company,” said John Orwin, chief executive officer of Affymax.  “While this decision was extremely difficult, aligning and managing our limited resources around our product investigation is our most important priority.”

The company also announced that it will retain a bank to evaluate strategic alternatives for the organization, including the sale of the company or its assets, or a corporate merger.  The company is considering all possible alternatives, including further restructuring activities, wind-down of operations or even bankruptcy proceedings.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company based in Palo Alto, California. Affymax’s mission is to discover, develop and deliver innovative therapies that improve the lives of patients with kidney disease and other serious and often life-threatening illnesses. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the potential attributes and safety profile of OMONTYS, the continuation and success of Affymax’s collaboration with Takeda, ongoing product investigation, and strategic alternatives for Affymax.  Affymax’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the recall and adverse events, ability to identify the causes of safety issues, ability to continue as a going concern, ability to continue the investigation and satisfy regulatory requirements to re-introduce OMONTYS to the market and other factors affecting the commercial potential of OMONTYS, the continued safety and efficacy of OMONTYS, the industry and competitive environment, regulatory requirements or actions by the FDA or other regulatory authorities including withdrawal, existing and potential future litigation, ability to significantly reduce costs of operations in a timely manner, financing requirements and its ability to continue as a going concern, access to capital and other matters that are described in Affymax’s Quarterly Report on Form 10-Q and Current Report on Form 8-K filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Affymax undertakes no obligation to update any forward-looking statement in this press release except as required by law.

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